Exhibit 10.10

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made as of the 14th day of October, 2011 by and among HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”) and DIGITALGLOBE, INC., a Delaware corporation (“Tenant”).

WHEREAS, K/B FUND IV (“Original Landlord”) and Tenant entered into that certain Office Lease, dated March 19, 2004 (the “Lease”) for the lease of certain premises (the “Premises”) known as Suite 260 and located in a portion of the building (the “Building”) located at 1601 Dry Creek Drive, Longmont, Colorado, as more particularly described in the Lease; and

WHEREAS, Landlord has succeeded to the interest of the Original Landlord under the Lease; and

WHEREAS, Tenant has elected to convert certain Storage Space in the Building to Office Space, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the mutual receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Capitalized terms not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Lease.

2. With respect to the portion of the Lease Term commencing on the Conversion Date (as hereinafter defined), the Rentable Area of Office Space shall be expanded to include 20,015 square feet of Office Space to be converted by Tenant from Storage Space (the “Conversion Space”), such that the Rentable Area shall be 174,003 square feet of office space, substantially as shown cross-hatched or outlined on Exhibit A attached hereto, and 11,263 square feet of storage space, substantially as shown cross-batched or outlined on Exhibit A-1 attached hereto, provided that the Rentable Area of Office Space and the Rentable Area of Storage Space shall be subject to adjustment as set forth in Section 8 below. Landlord and Tenant shall execute a document confirming the Conversion Date after it has occurred, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such date.

3. With respect to the portion of the Lease Term commencing on the Conversion Date, Base Annual. Rent for Office Space shall be as follows:

Dates	PSF of Rentable Area of Office Space per annum	Base Annual Rent	Monthly Installments
Conversion Date — 8/31/12	$11.00	$1,914,033.00	$159,502.75
9/01/12-8/31/13	$11.50	$2,001,034.50	$166,752.88
9/01/13-8/31/14	$12.00	$2,088,036.00	$174,003.00
9/01/14-8/31/1.5	$12.50	$2,175,037.50	$181,253.13

For purposes of the schedule set forth above, if the Conversion Date is any day other than the first day of a calendar month, then the monthly payment of Base Annual Rent for Office Space for such month in which the Conversion Date occurs shall be an amount which is equal to the sum of (i) $141,155.67 multiplied by the number of days from the first day of such month through the day immediately preceding the Conversion Date and (ii) $159,502.75 (being the Monthly Installment of Base Annual Rent for Office Space due from and after the Conversion Date for the month in which the Conversion Date occurs, which amount shall be adjusted as set forth in Section 8 below) multiplied by the number of days from the Conversion Date through the last day of the month in which the Conversion Date occurs (inclusive of both dates in clauses (i) and (ii)).

4. With respect to the portion of the Lease Term commencing on the Conversion Date, Base Annual Rent for Storage Space shall be as follows:

Dates	PSF of Rentable Area of Storage Space per annum	Base Annual Rent	Monthly Installments
Conversion Date — 8/31/12	$2.25	$25,341.75	$2,111.81
9/01/12-8/31/13	$2.32	$26,130.16	$2,177.51
9/01/13-8/31/14	$2.39	$26,918.57	$2,243.21
9/01/14-8/31/15	$2.46	$27,706.98	$2,308.92

For purposes of the schedule set forth above, if the Conversion Date is any day other than the first day of a calendar month, then the monthly payment of Base Annual Rent for Storage Space for such month in which the Conversion Date occurs shall be an amount which is equal to the sum of (i) $5,864.63 multiplied by the number of days from the first day of such month through the day immediately preceding the Conversion Date and (ii) $2,111.81 (being the Monthly Installment of Base Annual Rent for Storage Space due from and after the Conversion Date for the month in which the Conversion Date occurs, which amount shall be adjusted as set forth in Section 8 below) multiplied by the number of days from the Conversion Date through the last day of the month in which the Conversion Date occurs (inclusive of both dates in clauses (i) and (ii)).

5. With respect to the portion of the Lease Term commencing on the Conversion Date, Tenant’s Proportionate Share of Operating Costs for Office Space, as set forth in Section 4(a) of the Lease, shall be 31,802%.

6. The “Conversion Date” shall be the earlier of (i) March 1, 2012 or (ii) the date on which Tenant’s Conversion Work, as defined below, is substantially complete, as defined below.

7. Tenant shall be responsible for making any alterations or improvements necessary to cause the Conversion Space to be usable as general office space, subject to Landlord’s approval as hereinafter provided, at Tenant’s sole cost and expense except that Landlord shall provide Tenant with the Conversion Allowance as a contribution towards the costs of Tenant’s Conversion Work, as hereinafter defined. Promptly after the date of this Amendment, Tenant shall cause its architect (who shall be licensed in the State of Colorado) to prepare schematic diagrams and a set of drawings (such schematic diagrams and drawings being hereinafter referred to as “Tenant’s Conversion Plans”) to be used by Tenant for the design and permitting of Tenant’s Conversion Work, which Tenant’s Conversion Plans shall show the alterations and improvements that Tenant intends to make to the Conversion Space, and Tenant shall deliver Tenant’s Conversion Plans to Landlord no later than two (2) weeks prior to the date on which Tenant intends to commence Tenant’s Conversion Work. Landlord shall respond to Tenant’s Conversion Plans (either by approval, request for additional information, request for revision or communication of a reason for failure to approve) within five (5) business days (meaning all calendar days except Saturdays and Sundays and holidays observed by banks in the State of Colorado) after the date of Landlord’s receipt of Tenant’s Conversion Plans (or any resubmission), plus such additional period of time as may be necessary for review of Tenant’s Conversion Plans by a third-party architect, engineer or other consultant if Landlord determines that any aspect of Tenant’s Conversion Plans requires such third-party review. Unless Landlord shall have unconditionally approved all of Tenant’s Conversion Plans, Tenant shall deliver to Landlord such additional information, documentation and/or revisions to Tenant’s Conversion Plans as are necessary to obtain Landlord’s approval of Tenant’s Conversion Plans and this process shall continue until Tenant’s Conversion Plans are approved by Landlord.

After approval of Tenant’s Conversion Plans by Landlord and receipt of all applicable permits from the local governing authority, copies of which shall be delivered to Landlord prior to the commencement of Tenant’s Conversion Work, Tenant shall cause its contractor(s) and subcontractor(s) to perform the work specified therein (“Tenant’s Conversion Work”) in accordance with Tenant’s Conversion Plans, diligently and continuously until Tenant’s Conversion Work is substantially complete. Tenant’s Conversion Work shall be performed in compliance with the provisions and requirements of Exhibit B to the Lease and all other applicable provisions of the Lease; in a good and workmanlike manner; by contractors and subcontractors approved by Landlord; in compliance with all applicable laws, codes, regulations, permits and approvals; at such times and in such manner so as not to disturb other tenants of the Building or Building operations; and in accordance with any reasonable directions that may be given, from time to time, by Landlord’s agent. Tenant’s contractors and subcontractors shall carry the insurance required by Section (c) of Exhibit B of the Lease and shall, prior to commencing any work, submit certificates of insurance to Landlord’s agent evidencing that all such required insurance is in effect.

Tenant’s Conversion Work shall be deemed to be substantially complete on the first day as of which Tenant’s Conversion Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Conversion Space as office space (i.e. so-called “punch list” items) and any new or amended certificate of occupancy, letter of completion or similar documentation from the City of Longmont necessary as a result of such Tenant Conversion Work has been issued.

Provided the Lease is in full force and effect and Tenant is not in default hereunder, then Landlord will provide Tenant with the Conversion Allowance in an amount not to exceed $12.73 per square foot of Conversion Space, which shall be used and disbursed in accordance with the provisions and procedures set forth in Exhibit B to the Lease relating to the Office Space, except that prior to the release of the remainder of the Conversion Allowance Tenant shall deliver to Landlord, in addition to the items required by Section (a)(ii) of Exhibit B of the Lease, a record set of plans incorporating and documenting each change that is a variance from the approved Tenant’s Conversion Plans, which record set shall be provided to Landlord in hard copy and Auto CADD format.

Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 7. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 19(c) of the Lease. The initial Construction Representatives shall be Sandy Grasso (Landlord) and Robin Kirchenbauer (Tenant). Notwithstanding Section 19(c) of the Lease, any notices or other communication under this Section 7 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

8. The parties acknowledge that the square footage of the Conversion Space, as set forth in this Amendment, is an estimate only, and that upon delivery of the record set of plans to Landlord, as required by Section 7 above, the parties shall execute a confirmatory document or amendment to the Lease setting forth the actual square footage of the Conversion Space and the necessary adjustments to the Rentable Area of Office Space, Rentable Area of Storage Space, Base Annual Rent for Office Space, Base Annual Rent for Storage Space and Tenant’s Proportionate Share of Operating Costs for Office Space to reflect such actual square footage.

9. The parties acknowledge the existence of asbestos in the floor adhesive in the Conversion Space which was not previously required to be abated by Landlord. In connection with the performance of Tenant’s Conversion Work, Tenant, using industry accepted standards, shall remove such asbestos from the Conversion Space (the “Remediation Work”). The Remediation Work shall be performed in compliance with all Hazardous Materials Laws and the Remediation Plan, as defined below. Following such necessary actions, Tenant shall provide written evidence of such actions to Landlord.

Tenant shall obtain a bid for the performance of the Remediation Work and shall submit same to Landlord for Landlord’s review and approval, which shall include approval of the proposed contactor, remediation plan and price (collectively, the “Remediation Plan”). Upon Landlord’s approval of the Remediation Plan, Tenant shall cause the Remediation Work to be performed to completion in accordance with the approved Remediation Plan. Upon completion of the Remediation Work and submission to Landlord of (i) an itemized statement of the costs of the Remediation Work, (ii) complete copies of paid bills for the Remediation Work, (iii) full and final lien waivers from all contractors, subcontractors and suppliers in connection with the Remediation Work, as applicable, and (iv) evidence that any required governmental inspections and approvals have been successfully completed, Landlord shall reimburse Tenant for the cost of the performance of the Remediation Work in an amount not to exceed the amount set forth in the approved Remediation Plan.

10. Section 14 of the Lease is hereby amended to reflect that Landlord’s Address for Notices shall be:

Hub Properties Trust

c/o Reit Management & Research LLC

5627 Oberlin Drive, Suite 124

San Diego, CA 92121

Attention: Vice President, Southwest Region

with a copy to:

Reit Management & Research LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

Attention: Jennifer B. Clark

11. Section 15 of the Lease is hereby amended to reflect that the Place of Payment shall be:

Hub Properties Trust

P.O. Box 845911

Boston, MA 02284-5911

12. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment other than CB Richard Ellis, and in the event of any brokerage claims or liens against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, other than by CB Richard Ellis, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

13. In addition to all other limitations contained in the Lease, as amended hereby, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, shareholder, employee or agent of Hub Properties Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Hub Properties Trust.

14. As amended hereby, the Lease is hereby ratified and confirmed.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereunto have executed this Amendment as of the date first written above.

LANDLORD:

HUB PROPERTIES TRUST

By:	/s/ David M. Lepore
David M. Lepore
Senior Vice President

TENANT:

DIGITALGLOBE, INC.

By:	/s/ Scott Hicar
	Name:	Scott Hicar
	Title:	CIO